RESTRICTED STOCK UNIT AWARD (FISCAL 2005-2007)


<<First_Name>> <<Last_Name>>

Dear <<First_Name>>:

            I am pleased to inform you that The Reader's Digest Association, Inc. (the "Company") hereby grants to you, as of the date of this letter, Restricted Stock Units, subject to the provisions of The Reader's Digest Association, Inc. 2002 Key Employee Long Term Incentive Plan, and the attached statement of Terms and Conditions. The Performance Goal applicable to your Restricted Stock Unit Award is stated on the attached Schedule 1.
                     Target Units                  Maximum Units
                     ------------                  -------------
                  Target # of units           Target # of units x 300%

            In consideration of the grant of the Restricted Stock Unit Award to you, you hereby agree that the Award is governed by, and subject to, the Terms and Conditions attached (including, without limitation, the conditions regarding "Cancellation and Recovery") and is also subject to the provisions of the Company's 2002 Key Employee Long Term Incentive Plan, as amended. You agree that the Cancellation and Recovery provisions of the attached Terms and Conditions are an integral condition of this Award grant and that, except for your agreement to such provisions, this Award would not be granted to you. You also agree that such Cancellation and Recovery provisions and any Exhibit A to the attached Terms and Conditions shall apply to and supersede any analogous provisions in the Terms and Conditions of each prior equity-based award of any type made to you from and including 1998 under the Company's 1989, 1994 and 2002 Key Employee Long Term Incentive Plans (including stock options and restricted stock, if applicable) as if such provisions and such Exhibit A were incorporated in and attached to the Terms and Conditions of those prior awards.

         Kindly signify your acceptance of this Restricted Stock Unit Award by signing and dating this letter below and returning it to the address indicated below within 30 days from the date hereof.

           If you have any questions, please contact Lisa Cribari.

                                           Very truly yours,
                                           THE READER'S DIGEST ASSOCIATION, INC.


                                         By:____________________________________
                                                          Thomas O. Ryder
                                            Chairman and Chief Executive Officer
Accepted:

---------------------------------                 ----------------------------
Signature                                                         Date

     Return signed and dated copy to: Lisa Cribari, Vice President, Global Compensation and Benefits.

                      The Reader's Digest Association, Inc.
                              TERMS AND CONDITIONS
                 RESTRICTED STOCK UNIT AWARD (Fiscal 2005-2007)

The Restricted Stock Unit Award specified in the Grant Letter to which these Terms and Conditions are attached is subject to the provisions of The Reader's Digest Association, Inc. 2002 Key Employee Long Term Incentive Plan (the "Plan") and the Terms and Conditions detailed below.

1. Restricted Stock Unit Award. This Restricted Stock Unit Award represents an unfunded promise by The Reader's Digest Association, Inc. ("Reader's Digest") to deliver to you, upon the lapse of the Restrictions (referred to below), an amount in cash equal to the Vesting Date Value (referred to below) of each Restricted Stock Unit. The granting of the Restricted Stock Units does not involve an actual transfer of property on the date of grant or at any time prior to the lapse of the Restrictions.

     (a) Performance Goal. This Restricted Stock Unit Award is subject to the Performance Goals stated on Schedule 1.

     (b) Performance Period. This Restricted Stock Unit Award relates to the Performance Period stated on Schedule 1.

     (c) Grant Date Value. The Grant Date Value of a Restricted Stock Unit shall be the average closing price of a share of Reader's Digest Common Stock, $0.01 par value ("Common Stock"), on the New York Stock Exchange over the last 20 trading days before the Performance Period.

     (d) Vesting Date Value. The Vesting Date Value of a Restricted Stock Unit shall be the average closing price of a share of Common Stock on the New York Stock Exchange over the last 20 trading days of the Performance Period.

2. Restrictions. The Restricted Stock Units are granted to you subject to the following restrictions (the "Restrictions").

     (a) Transfer. You may not anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer the Restricted Stock Units.

     (b) Payment. Each Restricted Stock Unit shall be paid in cash only after and to the extent that Reader's Digest's Compensation and Nominating Committee (the "Committee") certifies the extent to which the Performance Goals relating to that Restricted Stock Unit have been achieved, subject to the Maximum Payment stated in Paragraph 3(c). (c) Forfeiture. Any Restricted Stock Units that are still subject to the Restrictions shall be canceled by Reader's Digest and shall be deemed to have been forfeited by you except to the extent that Committee certifies that the Performance Goals relating to those Restricted Stock Units have been achieved.

3. Conditions for Lapse of Restrictions (Vesting) and Payment of Restricted Stock Unit Award.

     (a) Vesting. Promptly after the end of the Performance Period, the Committee shall certify the extent to which the Performance Goals relating to the Restricted Stock Units have been attained. Subject to prior lapse of the Restrictions pursuant to Paragraph 4 hereof, the Restrictions shall lapse with respect to the percentage of Restricted Stock Units awarded under the Grant Letter upon certification by the Committee that the corresponding Performance Goals relating to the Restricted Stock Units have been attained, subject to the Maximum Payment described in Paragraph 3(c).

     (b)  Payment;   Deferral.   Promptly  after  the  Committee   certification
          described in Paragraph 3(a), the Vesting Date Value of the vested Restricted Stock Units will be paid to you, provided that the amount payable shall not exceed the Maximum Payment described in Paragraph 3(c). If you are notified by the Company that you are so eligible, then at any time on or before the date specified in the election form or other notice provided to you by the Company, you may elect the percentage, if any, of the Restricted Stock Unit payment otherwise due to you that you wish to be deferred. An election form for this purpose is attached as Schedule 2 for eligible employees.

     (c) Maximum Payment. The maximum payment that you will receive with respect to this Restricted Stock Unit Award shall be 300% of the Grant Date Value of the target number of Restricted Stock Units covered by this Restricted Stock Unit Award. Any Restricted Stock Units having a value at the end of the Performance Period in excess of the Maximum Payment shall be deemed to have been forfeited.

4.   Change in Control.

     (a) If a Change in Control occurs under Section 13.2(a) or (b) of the Plan, the Restricted Stock Unit Award shall remain outstanding in accordance with its terms; provided, however, that if, after the Change in Control, your employment with the Company and its Designated Subsidiaries is terminated involuntarily other than for Cause or you terminate your employment for Good Reason, in either case, within 24 months of the Change in Control, the Award shall vest and you will be entitled to prompt payment of such Restricted Stock Units either (i) as if the applicable Performance Goals had been achieved at target (100%), with the payment prorated for the number of months completed in the Performance Period at the time of such termination of employment or (ii) in such greater amount as the Committee shall determine, if at least half of the Performance Period will have been completed at the time of such termination of employment, provided, however, that if you are a "key employee" as set forth in Section 409A of the Internal Revenue Code of 1986, as amended, payment may not be made to you before six months after the date of your termination (or, if earlier, the date of your death).

     (b) If a Change in Control occurs under Section 13.2(c) of the Plan, the Restricted Stock Unit Award shall vest and you will be entitled to payment of such Restricted Stock Units either (i) as of the date of the Change in Control, as if the applicable Performance Goals had been achieved at target (100%), with the payment prorated for the number of months completed in the Performance Period or (ii) as specified by the Committee in the agreement relating to the Business Combination, provided that the payout shall in no event be less than the amount pursuant to clause (i) above.

     (c) For purposes of Paragraph 4(b), Good Reason shall mean (i) a reduction by the Company in your annual base salary or your annual target bonus opportunity under the Company's annual bonus plans for management employees as in effect immediately prior to the Change in Control; or
          (ii) your relocation by the Company to an office located anywhere other than within 75 miles of your current primary office, except for required travel on Company business to an extent substantially consistent with your business travel obligations prior to the Change in Control.

     (d) Any amount required to be paid under this Paragraph 4 shall be paid within 20 days after the date such amount becomes payable.

5. Termination of Employment. Notwithstanding any provision to the contrary set forth in any prior contract, agreement, plan or policy (including, but not limited to, a provision calling for payment by Reader's Digest of the value of any benefits that cannot be paid under the existing or amended terms of any such contract, agreement, plan or policy), if your employment with Reader's Digest and its Designated Subsidiaries terminates prior to the end of the Performance Period for any reason, all of the Restricted Stock Units subject to this award that remain outstanding are forfeited and canceled by Reader's Digest, and all such Restricted Stock Units shall be deemed not to have any value. Transfers within or between Reader's Digest and its Designated Subsidiaries, shall not be considered a termination of employment for purposes of this Paragraph 5.

6. Adjustments. If there is any change in the Common Stock of Reader's Digest, the term "Restricted Stock Units" shall include the value (as determined in good faith by the Committee) of any securities and other property that you would have received or become entitled to receive upon lapse of the Restrictions had you been a holder of the shares of Common Stock to which the Restricted Stock Units relate at the effective time of the change, and the Committee may make any other adjustments, including the payment of the Restricted Stock Units as if the Restrictions had lapsed, as it may determine to be appropriate in accordance with the Plan, such determination to be final and binding.

7. Tax Withholding. You are responsible for satisfying any tax withholding obligation that is applicable to you, including any U.S., non-U.S. or social insurance tax withholding obligation. In order to satisfy any such obligation in connection with the lapse of the Restrictions and the vesting of the Restricted Stock Units, Reader's Digest is authorized to deduct the amount of the tax withholding obligation from the amount payable to you upon lapse of the Restrictions.

8.   Cancellation and Recovery

     (a) Notwithstanding anything herein to the contrary, the Committee may terminate the Restricted Stock Unit Award immediately if you engage in any Detrimental Activity.

     (b) As a condition of the lapse of Restrictions on this Restricted Stock Unit Award, you shall certify at the time of such vesting, in a manner acceptable to Reader's Digest, that you are in compliance with the terms and conditions of the Plan and that you have not engaged in, and do not intend to engage in, any Detrimental Activity. In the event you engage in a Detrimental Activity prior to, or during the two (2)-year period (one (1)-year period in the case of subparagraph 8(c)(v) and (vii)) after, your termination of employment with Reader's Digest and its Designated Subsidiaries, Reader's Digest shall be entitled to recover from you at any time within two (2) years after such termination of employment, and you shall pay over to Reader's Digest, the full amount of any payment to you under this Award during the period of two (2) years prior to your termination of employment, and Reader's Digest shall be entitled to set-off against the amount of any such payment any amount owed to you by Reader's Digest or its affiliates and the Restrictions shall be deemed not to have lapsed after you engage in any Detrimental Activity. Furthermore, if you do not pay over to Reader's Digest within twenty (20) days of demand any payment due under this subparagraph (b), such amount shall thereafter bear interest at the maximum rate permitted by law and you shall be liable for all of Reader's Digest's costs of collection, including but not limited to, reasonable legal fees.

     (c) Except in the event that a Change in Control has occurred and your employment with Reader's Digest and its Designated Subsidiaries has terminated involuntarily without Cause, "Detrimental Activity" means:

          (i) the disclosure to anyone outside Reader's Digest or its affiliates, or the use in other than Reader's Digest's or its affiliate's business, without written authorization from Reader's Digest, of any confidential information or proprietary information or trade secrets, relating to the business of Reader's Digest or its affiliates, acquired by you during employment with Reader's Digest or its affiliates;

          (ii) activity while employed that results, or if known could result, in termination of your employment that is classified by Reader's Digest as a termination for Cause;

          (iii) any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hire) any non-clerical employee of Reader's Digest or its affiliates to be employed by, or to perform services for, you or any person or entity with which you are associated (including, but not limited to, due to your employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which you receive direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from Reader's Digest;

          (iv) any  conduct   otherwise   violating   any   non-competition   or
               non-solicitation   agreement   with   Reader's   Digest   or  its
               affiliates;

          (v) for employees of Reader's Digest or its affiliates directly engaged in sales activities, soliciting, in direct competition with Reader's Digest or its affiliates, any account or customer previously solicited by you or your subordinates within the last year of your employment, without written authorization from Reader's Digest;

          (vi) your Disparagement, or inducement of others to do so, of Reader's Digest or its affiliates or their past and present officers, directors, employees or products;

          (vii) without written authorization from Reader's Digest, the rendering of services for organizations and businesses set forth on Exhibit A (which list may be changed or expanded by the Committee at any time on 90 days written notice to you, which notice shall become effective 90 days after the giving of such notice, if you are then employed by Reader's Digest or any Designated Subsidiary); provided, however, that this subparagraph
               (vii) shall apply only if you are at the time of the vesting of the Restricted Stock Units or were at any time prior thereto a U.S. Grade 18 or higher level employee or if you have otherwise received an Exhibit A with these Terms and Conditions; or

          (viii) any other conduct or act reasonably determined by the Committee to be significantly injurious, detrimental or prejudicial to any interest of Reader's Digest or its affiliates.

         In the event that a Change in Control has occurred and your employment with Reader's Digest and its Designated Subsidiaries has terminated involuntarily without Cause, "Detrimental Activity" shall have the meaning stated in subparagraph 8(c)(i), only.

         For purposes of subparagraphs 8(c)(i), (iii), (iv), (v) and (vii) above, the Chief Executive Officer, the most senior Human Resources officer and the most senior legal officer of Reader's Digest shall each have authority to provide you with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide you with such authorization.

     (d) "Disparagement" includes, without limitation, comments or statements to the press, Reader's Digest's or its affiliates' employees or any individual or entity with whom Reader's Digest or its affiliates has a business relationship which would adversely affect in any manner: (i) the conduct of the business of Reader's Digest or its affiliates (including, without limitation, any products or business plans or prospects), or (ii) the business reputation of Reader's Digest or its affiliates, or any of their products, or their past or present officers, directors or employees. (e) For purposes of this Paragraph, "Cause" shall mean insubordination, dishonesty, moral turpitude, other significant misconduct of any kind, conviction of (or pleading guilty or nolo contendere to) a crime, or a significant violation of any rules, policies, procedures or guidelines of Reader's Digest or its affiliates, or refusal to perform normal duties and responsibilities (for any reason other than illness or incapacity) which, in any case, Reader's Digest reasonably classifies as a termination for Cause. The determination of whether "Cause" has occurred shall be solely in the discretion of the Chief Executive Officer, with the advice of the most senior Human Resources officer and the most senior legal officer of Reader's Digest.

9.   Miscellaneous

     (a) The Restricted Stock Unit Award is subject to the detailed provisions of the Plan, a copy of which may be obtained from the Human Resources Department of Reader's Digest.

     (b) The Restricted Stock Units do not give you any rights as a holder of Common Stock. You will not receive regular quarterly cash dividends or dividend equivalents with respect to the Restricted Stock Units.

     (c) The granting of the Restricted Stock Units does not confer upon you any right to continue in the employ of Reader's Digest or any of its subsidiaries or affiliates.

     (d) The Restricted Stock Units do not entitle you to any benefit other than the benefits specifically and expressly granted hereunder. The Restricted Stock Units are unfunded and are payable from the general assets of Reader's Digest. Any benefits granted under the Restricted Stock Units are not part of your ordinary salary for any purpose, including, without limitation, calculating any benefits, severance, redundancy, termination or resignation or similar payments.

     (e) This statement of Terms and Conditions is subject to and qualified by the provisions of the Plan.

     (f) The Committee may amend the these Terms and Conditions as necessary or appropriate to comply with applicable laws and regulations.

     (g) The Plan, and the Grant Letter and the Terms and Conditions relating to the Restricted Stock Unit Award shall be governed by the laws of the State of New York, excluding any conflict of laws or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan, the Grant Letter and the Terms and Conditions to the substantive law of another jurisdiction. You are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, County of Westchester, to resolve any and all issues that may arise out of or relate to the Plan, the Grant Letter and the Terms and Conditions.


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